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                                                                    Exhibit 23.1

                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of ZOLL Medical Corporation of our report dated November 12, 1999, included in the 1999 Annual Report to Shareholders of ZOLL Medical Corporation.

Our audit also included the financial statement schedule of ZOLL Medical Corporation listed in Item 14(a). The schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in Registration Statements pertaining to the ZOLL Medical Corporation 1992 Stock Option Plan (Form S-8 No. 333-68403, Form S-8 No. 33-90764, Form S-8 No. 33-56244) and the Non-Employee
Directors' Stock Option Plan (Form S-8 333-68401) and Form S-3 No. 333-91071 and in the related Prospectus of our report dated November 12, 1999, with respect to the consolidated financial statements of ZOLL Medical Corporation report incorporated by reference in its Annual Report (Form 10-K) for the year ended October 2, 1999, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of ZOLL Medical Corporation.




                                                  ERNST & YOUNG LLP


Boston, Massachusetts
December 22, 1999